As filed with the Securities and Exchange Commission on May 13, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________

ROOT, INC.
(Exact name of registrant as specified in its charter)
_____________________________________

Delaware	84-2717903
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

80 E. Rich Street, Suite 500
Columbus, Ohio 43215
(866) 980-9431
(Address of principal executive offices) (Zip code)

2020 Equity Incentive Plan
2020 Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________

Alexander Timm
Chief Executive Officer
Root, Inc.
80 E. Rich Street, Suite 500
Columbus, Ohio 43215
(866) 980-9431
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

David Peinsipp Peter Byrne Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Jonathan A. Allison General Counsel & Secretary 80 E. Rich Street, Suite 500 Columbus, Ohio 43215 (866) 980-9431
__________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share:
– 2020 Equity Incentive Plan	10,065,946(2)	$8.98	$90,392,195.08	$9,861.79
– 2020 Employee Stock Purchase Plan	2,516,487(3)	$8.98	$22,598,053.26	$2,465.45
Total:	12,582,433	—	$112,990,248.34	$12,327.24

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Root, Inc.’s (the “Registrant”) outstanding shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”).
(2)Represents additional shares of the Class A Common Stock reserved for future grant under the Root, Inc. 2020 Equity Incentive Plan (the “2020 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2021 pursuant to the terms of the 2020 Plan. The number of shares of Class A Common Stock reserved under the 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by 4% of the total number of shares of the Registrant’s common stock (including both the Class A Common Stock and the Registrant’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”)) outstanding on December 31 of the preceding calendar year; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A Common Stock.
(3)Represents additional shares of the Class A Common Stock reserved for future grant under the Root, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2021 pursuant to the terms of the 2020 ESPP. The number of shares of Class A Common Stock reserved under the 2020 Plan will automatically increase on January 1 of each year, beginning on January 1, 2021 and continuing through and including January 1, 2030, by 1% of the total number of shares of the Registrant’s common stock (including both the Class A Common Stock and the Registrant’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”)) outstanding on December 31 of the preceding calendar year; provided, however, that the Registrant’s board of directors may act prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Class A Common Stock.
(4)Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $8.98 per share, which is the average of the high and low prices of the Class A Common Stock as reported on The Nasdaq Global Select Market on May 11, 2021, rounded up to the nearest cent.

1.

PART I
EXPLANATORY NOTE AND GENERAL INSTRUCTION
The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 10,065,946 shares of Class A Common Stock under the 2020 Plan and an additional 2,516,487 shares of Class A Common Stock under the 2020 ESPP, pursuant to the provisions of each plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under each respective plan.
The Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements on Form S-8 of the Registrant relating to the same employee benefit plans set forth herein are effective. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the registration statement on Form S-8 relating to the 2020 Plan and the 2020 ESPP filed by the Registrant with the Securities and Exchange SEC (the “SEC”) on October 30, 2020 (File No. 333-249777).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:
i.The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 4, 2021;
ii.The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 6, 2021;
iii.The Registrant’s Current Reports on Form 8-K filed with the SEC on February 25, 2021 and May 11, 2021 (other than any portions thereof deemed furnished not filed);
iv.The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on October 23, 2020 (File No. 001-39658) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description; and
v.All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation, as currently in effect.	8-K	001-39658	3.1	October 30, 2020

4.2	Amended and Restated Bylaws, as currently in effect.	10-Q	001-39658	3.2	May 6, 2021

4.3	Form of Registrant’s Common Stock Certificate.	S-1/A	333-249332	4.1	October 20, 2020

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Root, Inc. 2020 Equity Incentive Plan, and terms of agreements thereunder.	10-Q	001-39658	10.1	December 2, 2020

99.2	Root, Inc. 2020 Employee Stock Purchase Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on this 13th day of May, 2021.
ROOT, INC.
By: /s/ Alexander Timm
    Alexander Timm
    Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander Timm and Daniel Rosenthal, and each of them, as his or her true and lawful attorneys-in-fact and agents, with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Timm	Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2021
Alexander Timm

/s/ Daniel Rosenthal	Chief Financial Officer (Principal Financial Officer)	May 13, 2021
Daniel Rosenthal

/s/ Megan Binkley	Chief Accounting Officer (Principal Accounting Officer)	May 13, 2021
Megan Binkley

/s/ Christopher Olsen	Director	May 13, 2021
Christopher Olsen

/s/ Doug Ulman	Director	May 13, 2021
Doug Ulman

/s/ Elliot Geidt	Director	May 13, 2021
Elliot Geidt

/s/ Jerri DeVard	Director	May 13, 2021
Jerri DeVard

/s/ Larry Hilsheimer	Director	May 13, 2021
Larry Hilsheimer

/s/ Luis von Ahn	Director	May 13, 2021
Luis von Ahn

/s/ Nancy Kramer	Director	May 13, 2021
Nancy Kramer

/s/ Nick Shalek	Director	May 13, 2021
Nick Shalek

/s/ Scott Maw	Director	May 13, 2021
Scott Maw